EXHIBIT 99.1

Contacts:

At Notify Technology:

Jerry Rice, Chief Financial Officer

Phone: 408-777-7927

jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Reports Results for the Second Fiscal Quarter Ended March 31, 2003

San Jose, CA, May 8, 2003– Notify Technology Corporation (OTC: NTFY) today announced financial results for the quarter ended March 31, 2003.

Revenues for the three month period ended March 31, 2003 increased to $2,944,589 from $140,268 reported for the comparable three month period of fiscal 2002. The Company’s net loss for the three month period ended March 31, 2003, was $569,753 or a net loss per share of $0.13, compared to a net loss of $778,959, or a net loss per share of $0.19, reported for the corresponding period of fiscal 2002.

Sales of the Visual Got Mail Solution for voice mail notification were responsible for the significant increase in revenue in the second fiscal quarter of 2003. The Visual Got Mail Solution was first shipped in April 2002, which was the third fiscal quarter of 2002. The Visual Got Mail Solution accounted for 97% of the revenue for the fiscal quarter ended March 31, 2003 followed by the Centrex Receptionist at 2%.

The uncertainty of future financial results of the Visual Got Mail business has increased as the Company has recently been advised of a program change by its primary customer to begin charging its new voice mail subscribers for the voice mail notification product (CPE) portion of the Visual Got Mail Solution rather than providing the CPE free of charge. The service portion of the Visual Got Mail Solution program will remain unchanged. Notify believes that the decision to sell CPE may negatively affect the volume of sales in future quarters. The impact of the proposed change on the Company’s future financial results will depend on a variety of factors including timing of implementation and the structure of marketing and sales programs for selling the CPE. The program change is currently scheduled for launch in the latter part of the third fiscal quarter ending June 30, 2003.

The gross margin of 8.9% for the three month period ending March 31, 2003 decreased significantly compared to 87.5% for the same period in the prior year. An unexpected one-time expense had an 18.4% negative impact on the gross margin in the second fiscal quarter ended March 31, 2003. The unexpected cost occurred when Notify’s hosting partner began charging a long distance connection fee for every status check from voice mail CPE in the field. The Company resolved the issue by moving its hosting site to one controlled by its primary customer for the Visual Got Mail Solution service but approximately $659,000 in unexpected expense was incurred during the interim, of which $543,000 was recorded in the second fiscal quarter. The remaining $116,000 will be recorded in the third fiscal quarter ending June 30, 2003. Notify came to an agreement with its primary customer for a $486,000 cash advance to assist in meeting the short term cash outlay for the unexpected expense. The agreement provides that Notify repay the advance over the life of Visual Got Mail Solution agreement and at a rate determined by the volume of business with our primary customer.

Another significant factor causing the gross margin reduction was the change in product mix from higher sales of the lower margin Visual Got Mail Solution relative to sales of the higher margin Centrex Receptionist product. Also affecting the gross margin was a reduction in royalty revenue to $8,395 in the three month period ended March 31, 2003 compared to $34,008 in the three month period ended March 31, 2002.

Shipments of the Visual Got Mail Solution remained strong in the second quarter. As of March 31, 2003 the Company had an order backlog of over $3,500,000 to be shipped over a period largely determined by the success of the revised marketing program of our customer. Notify Technology’s Visual Got Mail Solution is comprised of two components that provide voice mail subscribers with visual notification of new voicemail messages. The first component is the Call Manager 100 device or customer premise equipment (CPE). The second component is the Visual Got Mail Server that retrieves information from the voice-messaging platform regarding a subscriber’s voicemail message status. The Visual Got Mail business model includes both revenue from the CM100 CPE sales and recurring revenue from the Visual Got Mail notification service on a per subscriber, per month basis. A key aspect of the Visual Got Mail program is the revenue from a monthly service fee collected based on the number of active subscriber accounts. This revenue source will vary with the size of the active subscriber base of the Visual Got Mail Solution. The service fees for the three month period ended March 31, 2003 were $262,750.

“I am proud of what the Notify management team has accomplished this quarter. We are very happy that we managed the transition of our Visual Got Mail Solution service to its new home so quickly. We had minimal interruption in service and handle more than a million voice mail inquiries each day through our new server center”, said Paul DePond, President and founder of Notify Technology Corporation. “In addition, our wireless business continues to show signs of increased market interest by end users as well as resellers.”

Over the past year, the Company has focused a major portion of its research and development on its wireless software products and services. In the first half of fiscal 2003, customer interest in the form of inquiries and evaluations was stronger for the NotifyLink Enterprise Edition product designed for use with Novell GroupWise™. Revenue for the NotifyLink Enterprise Edition is in the form of annual contracts recognized on a straight-line basis over their twelve month periods. Individual contracts continued to be signed in the second fiscal quarter but NotifyLink Enterprise sales had no significant impact on total revenues.

About Notify Technology Corporation

Founded in 1994, Notify Technology Corporation, (OTC: NTFY) is an innovative communications company offering wireline and wireless products and services. Notify’s wireline solution provides consumer voice mail notification to customers of CLECs in multiple states. Notify’s wireless solutions provide consumer, SOHO, and enterprise environments with notification, access, and management on a variety of wireless 2-way devices. Notify sells its products through wireline carriers and wireless carriers. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to statements regarding the changes in customer programs and the sales and service revenue on the Visual Got Mail Solution or the repayment of customer advances. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the marketing of our voice mail notification product, market acceptance of certain products, the life of the Visual Got Mail agreement as well as other risks. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology’s future results, please see the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations.

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(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION

STATEMENTS OF OPERATIONS

	Three-Month Periods Ended March 31,		Six-Month Periods Ended March 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Revenue:
Product sales	$2,637,448	$49,063	$4,626,838	$156,008
Service revenue	298,746	57,197	553,630	119,316
Royalty revenue	8,395	34,008	26,595	97,889

Total revenue	2,944,589	140,268	5,207,063	373,213

Cost of Sales:
Product cost	2,021,581	16,808	3,532,870	49,051
Service cost	659,559	775	748,971	1,725

Total cost of sales	2,681,140	17,583	4,281,841	50,776

Gross profit	263,449	122,685	925,222	322,437

Operating expenses:
Research & development	227,942	269,775	475,751	562,884
Sales and marketing	118,409	152,189	228,962	296,994
General and administrative	447,608	487,431	811,986	871,085

Total operating expenses	793,959	909,395	1,516,699	1,730,963

Loss from operations	(530,510)	(786,710)	(591,477)	(1,408,526)
Other (income) and expense, net	39,243	(7,751)	76,812	(24,637)

Net loss	$(569,753)	$(778,959)	$(668,289)	$(1,383,889)

Basic and diluted net loss per share	$(0.13)	$(0.19)	$(0.15)	$(0.34)

Weighted average shares outstanding	4,549,808	4,058,279	4,549,808	4,052,537

NOTIFY TECHNOLOGY CORPORATION

BALANCE SHEETS

	March 31, 2003	September 30, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$578,834	$526,656
Restricted cash	500,000	851,300
Accounts receivable	607,496	584,974
Inventories	26,759	399,596
Pre-paid inventory	534,150	—
Other assets	102,779	81,427

Total current assets	2,350,018	2,443,953

Other assets:
Property and equipment, net	246,428	159,877

Total assets	$2,596,446	$2,603,830

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$148,608	$426,824
Accrued payroll and related liabilities	191,746	110,426
Deferred revenue	279,251	368,671
Customer Advances	565,386	93,558
Short term borrowings	436,170	—
Other accrued liabilities	149,876	110,653

Total current liabilities	1,771,037	1,110,132

Shareholders’ equity:
Common stock	5,784	5,784
Preferred stock	1,004,520	1,004,520
Additional paid-in capital	21,803,246	21,803,246
Retained earnings	(21,988,141)	(21,319,852)

Total shareholders’ equity	825,409	1,493,698

Total liabilities and shareholders’ equity	$2,596,446	$2,603,830